UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 26, 2010 the following letter was mailed to Millipore Shareholders:

TIME IS SHORT – PLEASE VOTE TODAY

May 26, 2010

Dear Shareholder:

You recently received several mailings of proxy materials in connection with a special meeting of shareholders of Millipore Corporation, to be held on June 3, 2010.  According to our latest records, we still have not yet received your proxy for this important meeting.  There is just one week until the meeting and your participation is important.  Please vote today.

At the special meeting, shareholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange, dated as of February 28, 2010 (the “exchange agreement”), by and among Millipore, Merck KGaA and Concord Investments Corp., pursuant to which each outstanding share of Millipore’s common stock, par value $1.00 per share (the “common stock”) will be transferred by operation of law to Concord Investments Corp. in exchange for the right to receive $107.00 per share in cash, without interest (such transaction, the “exchange”).

RECENT AND IMPORTANT DEVELOPMENTS
RISKMETRICS GROUP, INC. RECOMMENDS A VOTE “FOR”

RiskMetrics Group, Inc., the leading, independent proxy advisory firm that advises institutional investors, has published their recommendation that shareholders vote FOR the agreement and plan of share exchange.

Consummation of the exchange requires the approval of the exchange agreement by holders of at least 66-2/3% of our outstanding common stock. If you fail to vote on the exchange agreement, such failure to vote will have the same effect as voting against the approval of the exchange agreement.

Our Board of Directors recommends that you vote “FOR” approval of the exchange agreement and “FOR” approval of the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate.

If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-628-8532.

Thank you for voting and for your cooperation and continued support.

Dr. Martin D. Madaus
Chairman of the Board of Directors, President and
Chief Executive Officer